Exhibit 4.13.1

                                     WAIVER

       WAIVER, dated as of April 15, 1999 (the "Effective Date"), to the Promissory Note, dated February 27, 1998 (as amended, modified or supplemented from time to time, the "New GFI Note"), payable by Foamex Carpet Cushion, Inc. ("Foamex Carpet") to Foam Funding LLC (the "Lender") in the original principal amount of $70,200,000.

       The Lender hereby temporarily waives compliance by Foamex Carpet of the financial covenants in Article IX of the New GFI Note to the extent, but only to the extent, of the period of time commencing on the Effective Date and extending through and including May 5, 1999. As of May 6, 1999 all such financial covenants shall be in full force and effect as though they had never been waived.

       This Waiver shall be governed by and construed in accordance with the laws of the State of New York. This Waiver may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the date first written above.

                                             FOAMEX CARPET CUSHION, INC.



                                             By:   /s/ George L. Karpinski
                                                  ------------------------
                                                 Name:   George L. Karpinski
                                                 Title:  Vice President


                                             FOAM FUNDING LLC


                                             By:   /s/ Tambra S. King
                                                  -------------------
                                                 Name:   Tambra S. King
                                                 Title:  Vice President